Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

September 17, 2012

Credit Suisse AG
Paradeplatz 8
CH 8070 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-180300-03) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Warrants to be issued from time to time by the Company through its Nassau branch.  These securities include the warrants identified in Exhibit A attached hereto (the “Warrants”). These Warrants have been issued pursuant to the Warrant Agreement dated as of June 18, 2009 (the “Warrant Agreement”) between the Company and The Bank of New York Mellon (formerly known as The Bank of New York) as warrant agent (the “Warrant Agent”).

We, as your United States counsel, have examined such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that in our opinion, when a warrant certificate that conforms to the form of warrant certificate required by the Warrant Agreement and evidences the applicable Warrants has been executed and issued by the Company, countersigned by the Warrant Agent pursuant to the Warrant Agreement, and delivered to the initial purchasers thereof against payment therefor, the Warrants will be valid and binding obligations of the Company entitled to the benefits of the Warrant Agreement, enforceable against the Company in

Credit Suisse AG	2	September 17, 2012

accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In rendering the opinion expressed above, we have assumed that (1) the Company has duly authorized the Warrants and the Warrant Agreement; (2) the Company is validly existing as a company in good standing under the laws of Switzerland; (3) the Warrant Agent is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation; (4) the Registration Statement is effective; (5) the execution, delivery and performance by the Company and the Warrant Agent of the Warrant Agreement and the execution, delivery, and performance by the Company of the Warrants (a) are within the corporate powers of the Company and the Warrant Agent, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company or the Warrant Agent, (c) do not require any action by or in respect of, or filing with, any governmental body, agency or official, and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation, public policy or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company; and (6) the Warrant Agreement is a valid, binding and enforceable agreement of the Warrant Agent.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and incorporated by reference into the Registration Statement.

In giving our consent above, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP

3	September 17, 2012

Exhibit A to Davis Polk & Wardwell LLP opinion dated September 17, 2012 to Credit Suisse AG

1.
3 Year Call Warrants Expiring September 17, 2015 Linked to a Basket Consisting of the Hang Seng® China Enterprises Index, the Korea Stock Price Index 200, the MSCI Taiwan Index, the Hang Seng® Index and the MSCI Singapore Free Index